Exhibit 99.1

Contacts:	Jack Lief
President and CEO

Robert E. Hoffman
VP, Finance and CFO
Arena Pharmaceuticals, Inc.
858.453.7200, ext. 222

www.arenapharm.com

Arena Pharmaceuticals Announces Pricing of

Public Offering of Common Stock

SAN DIEGO, July 8, 2009 — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today the pricing of its public offering of 12,500,000 shares of its common stock at a public offering price of $4.17 per share. All of the shares are being offered by Arena. The gross proceeds to Arena, before expenses, from the sale of the shares are expected to be approximately $52.1 million. The closing of the offering is expected to take place on July 13, 2009. Piper Jaffray & Co. is acting as the sole underwriter in this offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. When available, copies of the prospectus supplement relating to this offering may be obtained by contacting Piper Jaffray & Co. by mail at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by telephone at 800.747.3924.

###